#274 Putnam New Value Fund
8/31/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended August 31, 2004, Putnam Management has assumed $69,386 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A	 	$6,255
Class B         1,274
Class C 	90

72DD2 (000s omitted)

Class M		$145
Class R		   -
Class Y		 996

73A1

Class A		$0.144
Class B 	 0.044
Class C		 0.042

73A2

Class M 	$0.068
Class R		 0.144
Class Y		 0.181

74U1 (000s omitted)

Class A		 45,159
Class B		 30,780
Class C		  2,174

74U2 (000s omitted)

Class M		  1,846

Class R		      -
Class Y		  6,000

74V1

Class A		$16.21
Class B		 15.93
Class C		 15.91

74V2

Class M		$16.13
Class R		 16.18
Class Y		 16.23